Legend Oil and Gas, Ltd. 10-Q

EXHIBIT 10.2

April 1st, 2015

Mr. Albert Valentin

8684 Franklin Drive

Eagle Mountain, UT 84005

Dear Al:

This letter agreement (the “Agreement”) sets forth the understanding between Legend Oil & Gas, Ltd. (the “Company”) and you regarding the Company employing you to serve as Executive Vice President of Legend, Chief Executive Officer of Maxxon Energy (a wholly owned subsidiary of the Company), and a member of the Board of Directors of the Company during the term hereof. This Agreement shall be effective on the date that it is executed by you in the space provided for your signature below.

I.	EMPLOYMENT AND APPOINTMENT OF EXECUTIVE VICE PRESIDENT OF LEGEND, CEO OF MAXXON ENERGY AND BOARD MEMBER OF LEGEND

The Company affirms that it has employed you to serve as Executive Vice President of the Company and Chief Executive Officer of Maxxon Energy, and appointed you as a member of the Board of Directors of the Company, subject to the terms and conditions of this Agreement, with the title, compensation and other descriptions set forth herein.

II.	TERM

The term of your employment shall be effective on this date and shall be twelve (12) months from and after the date hereof (the “Term”) unless sooner terminated as more fully provided in Section V hereof. Each twelve-month period of the Term beginning on the date hereof shall be hereinafter referred to as a “Contract Year”.

III.	SCOPE AND LOCATION OF SERVICES

Your ordinary course duties as Executive Vice President of Legend and Chief Executive Officer of Maxxon Energy will involve managing the Company’s wholly owned subsidiary Maxxon Energy, LLC, and you shall have such duties, authority and responsibility as shall be determined and are assigned to you by Mr. Andrew Reckles, CEO of the Company (the “CEO”) . Further, during the Term, you shall also serve as a member of the Board of Directors of the Company. Finally, during the Term, you shall devote such time as is necessary to perform such duties and responsibilities. You shall perform your duties and responsibilities hereunder either at the offices of the Company, or other such locations as are appropriate to perform your specific functions.

IV.	FEES AND EXPENSES
A.	Base Compensation

As base compensation (“Base Compensation”) for your services, the Company shall pay you $16,666.66 per month (every 15 days) in two equal payments of $8,333.33 for the period beginning April 3, 2015, subject to usual and customary tax withholding. The Base Compensation shall be increased 20% on an annual basis. However, the Base Compensation may not be decreased during the Term

Additional Compensation.

In addition to the Base Compensation you will receive additional compensation (the “Additional Compensation”) as follows:

(1) EBITDA Annual Bonus. Starting in calendar year 2015, an annual bonus of twenty percent (20%) of your Base Compensation for each year payable on February 15 of the following year in the event that EBITDA generated by Maxxon Energy for the applicable year increased twenty-five percent (25%) or more over the prior year’s EBITDA. Such EBITDA Annual Bonus shall be payable either in common stock of the Company or cash or a combination thereof, at the option of the Manager, and shall be subject to usual and customary tax withholding.

(2) Quarterly Volume Bonus. Starting in the second quarter of calendar year 2015, to the extent that the number of barrels of oil transported by Maxxon Energy in any fiscal quester increases 25% or more over the prior fiscal quarter (the “Target Volume Increase”), a quarterly bonus payment of $5,000 shall be paid within thirty (30) days after the end of each fiscal quarter in which the Target Volume Increase was achieved, subject to usual and customary tax withholding.

(3) You shall be entitled to participate in the health and dental coverage program that is offered by the Company, subject to the eligibility requirements of such plan, with all premium costs of such coverage paid by the Company.

(4) The Company shall pay the reasonable expenses of airfare and travel expenses with respect to travel to and from your home.

(5) The Company shall pay the reasonable expenses of housing while you are in North Dakota.

(6) The Company shall agree to pay any potential tax liability for your 2015 Federal Income Taxes resulting from the issuance of the shares of the Company’s common stock being issued to you pursuant to the purchase of your membership units in Black Diamond Energy Holdings, LLC.

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B.	Out-Of-Pocket Expenses

The Company shall pay directly or reimburse you, upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this Agreement and the engagement hereunder, including, but not limited to, travel, lodging and other charges customarily recoverable as out-of-pocket expenses. In addition, the Company shall pay you for your reasonable legal fees incurred in the review of this Agreement.

V.	TERMINATION
A.	Termination of Your Position.

The Term and your employment with the Company hereunder may be terminated by the Company and you at any time upon mutual agreement of the Company and you or by you or the Company as provided in this Section V. Except as hereinafter provided in this Section V, upon termination of your employment during the Term, you shall be entitled to the compensation and benefits described in Section IV hereof through the Termination Date.

B.	Expiration of the Term for Cause or Without Good Reason.

Your employment hereunder may be terminated by the Company for “Cause”, as such term is hereinafter defined, or by you with “Good Reason”, as such term is hereinafter defined. If your employment is terminated by the Company for Cause or by you without Good Reason, you shall be entitled to receive: (i) any accrued but unpaid Base Compensation which shall be paid on the “Termination Date”, as hereinafter defined, within one (1) week following the Termination Date; (ii) any earned but unpaid Quarterly Bonus with respect to any completed calendar/fiscal quarter immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment provided; and (iii) reimbursement for unreimbursed business expenses properly incurred by you including, without limitation, health insurance costs as provided in Section IV hereof.

For purposes of this Agreement, “Cause” shall mean:

(1)          your willful failure to perform your duties and responsibilities (other than any such failure resulting from incapacity due to physical or mental illness);

(2)          your willful failure to comply with any valid and legal directive of the Manager of the Company;

(3)          your willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company;

(4)          your embezzlement, misappropriation or fraud related to your employment with the Company;

(5)          your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs your ability to perform services for the Company or results in material/reputational or financial harm to the Company; or

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(6)          your willful unauthorized disclosure of “Confidential Information”, as hereinafter defined.

For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Manager or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without your written consent: (i) any material breach by the Company of any material provision of this Agreement including, without limitation, failure to pay you any of the Base Compensation or Additional Compensation provided for herein within five (5) business days of the due date thereof and a material, adverse change in your authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law), and (ii) any Change in Control.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following: (x) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the voting power of the stock of the Company; (y) the sale of all or substantially all of the Company’s assets; or (z) the merger or consolidation of the Company with another person, firm or entity that is not currently an affiliate of the Company.

C.	Without Cause or for Good Reason.

The Term and your employment hereunder may be terminated by you for Good Reason or by the Company without Cause. In the event of such termination, you shall be entitled to receive one full year’s worth of the Base Compensation and Additional Compensation provided for in Section IV hereof just as if your employment hereunder had continued for one full year beyond the termination date.

D.	Death or Disability.

Your employment hereunder shall terminate automatically upon your death during the Term, and the Company may terminate your employment on account of your Disability. If your employment is terminated during the Term on account of your death or Disability, you (or your estate and/or beneficiaries, as the case may be) shall be entitled to receive all of the Base Compensation and Additional Compensation that would have accrued and be payable to you for the Contract Year in which your death or disability occurred. For purposes of clarification, any Quarterly Bonus for the quarter in which your death or disability may occur shall be prorated to the date of death or disability. For purposes of this Agreement, “Disability” shall mean your inability, due to physical or mental incapacity, to substantially perform your duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) days. Any question as to the existence of your Disability as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and you shall be final and conclusive for all purposes of this Agreement.

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E.	Notice of Termination.

Any termination of your employment hereunder by the Company or by you during the Term (other than termination pursuant to Section IV.D. on account of your death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section X.J. hereof. The Notice of Termination shall specify: (i) the termination provision of this Agreement relied upon; (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated; and (iii) the applicable Termination Date.

VI.	CONFIDENTIALITY

You agree to keep confidential all information obtained from the Company, and you will not disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof, which is either non-public, confidential or proprietary in nature (“Information”) that you obtain or are given access to during the performance of your duties and responsibilities hereunder. The foregoing is not intended to nor shall it be construed as prohibiting you from disclosure pursuant to valid subpoena, order or other legal compulsion, but you shall not encourage, suggest, invite or request, or assist in securing, any such subpoena, court order, or other legal compulsion, and you shall immediately give notice of any such subpoena, court order, or legal compulsion to the Company. Furthermore, you may make reasonable disclosure of Information to third parties to the extent necessary in connection with your performance of your duties and responsibilities hereunder. In addition, you shall have the right to disclose to others in the normal course of business your involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

VII.	INDEMNIFICATION, ADVANCEMENT AND EXCULPATION

The Company agrees to indemnify, provide advancement to, and hold you harmless to the fullest extent lawful, from and against any claims, liabilities, losses, damages and expenses (or any action, claim, suit or proceeding (an “Action”) in respect thereof, as incurred, related to or arising out of or in connection with your services (whether occurring before, at or after the date hereof) under the Agreement, whether or not resulting from your negligence (“Losses”), provided, however, that the Company shall not be responsible for any Losses that arise out of or are based on any action of or failure to act by you to the extent such Losses are determined, by a final, non-appealable judgment by a court or arbitral tribunal, to have resulted solely from your gross negligence or willful misconduct.

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The Company agrees to reimburse and provide advancement to you for all expenses (including, without limitation, fees and expenses of counsel), including all costs and expenses (including expenses of counsel) incurred by you to enforce your rights hereunder, as they are incurred in connection with investigating, preparing, defending or settling any Action for which indemnification, advancement or contribution has or is reasonably likely to be sought by you, whether or not in connection with litigation in which you are a named party; provided that if any such reimbursement is determined by a final, non-appealable judgment by a court or arbitral tribunal, to have resulted solely from your gross negligence or willful misconduct, you shall promptly repay such amount to the Company. The Company agrees that you shall not have any personal liability to the Company for monetary damages for breach of fiduciary duty, provided that this limitation shall not eliminate or limit the liability of you: (i) for any breach of your duty of loyalty to the Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which you received an improper personal benefit. Notwithstanding the provisions hereof, the aggregate contribution of you to all Losses shall not exceed the amount of Base Compensation actually received by you with respect to the services rendered pursuant to the Agreement.

In addition to the foregoing indemnification, advancement, and contribution rights, the Company agrees that you will be entitled to the benefit of the most favorable indemnities provided by the Company to its other officers and directors, whether under the Company’s by-laws, certificates of incorporation, by contract or otherwise.

The Company agrees that it will not settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate any pending or threatened Action in respect of which indemnification, advancement, or contribution may be sought hereunder (whether or not you are a party to such Action) unless you have given your prior written consent, or the settlement, compromise, consent or termination (i) includes an express unconditional release of you from all Losses arising out of such Action, and (ii) does not include any admission or assumption of fault on your part.

Notwithstanding anything in Section V of this Agreement to the contrary or inconsistent herewith, the provisions of this Section VII shall survive termination of this Agreement for whatever reason and regardless of which party terminates this Agreement.

VIII.	DISCLOSURES

You are not aware of any business relationship you have that creates a potential or actual conflict of interest with respect to the Company.

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IX.	REPRESENTATIONS
A.	By the Company.

The Company represents and warrants to you that it has taken all necessary corporate and other action necessary for it to enter in to this Agreement and to enable you to perform your duties and responsibilities hereunder. Further, the Company represents and warrants to you that this Agreement, when executed by you and the undersigned is a valid and binding agreement on the part of the Company enforceable in accordance with its terms.

B.	By you.

You represent and warrant to the Company that your acceptance of your Executive Vice President of the Company and Chief Executive Officer of Maxxon Energy and the performance of your duties and responsibilities hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which you are a party or are otherwise bound.

X.	GENERAL
A.	Complete Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any other prior communications, understandings and agreements (both written and oral) between the parties with respect to the subject matter hereof.

B.	Amendments

This Agreement may be modified, amended or supplemented only by a written agreement between the parties hereto. You will not be responsible for performing any services not specifically described in this Agreement or in a subsequent writing signed by the parties.

C.	Governing Law

This Agreement and all controversies arising from or related to the performance hereunder shall be governed by, and construed in accordance with, the laws of the State of Georgia without giving effect to such State’s conflicts of law principles.

D.	Severability

If any portion of this Agreement shall be determined to be invalid or unenforceable, the parties agree that the remainder shall be valid and enforceable to the maximum extent possible.

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E.	Sole Benefit

This Agreement has been and is made solely for the benefit of the Company and you and our respective successors and assigns, and no other person or entity shall acquire or have any right under or by virtue of this Agreement.

F.	Assignment

Neither party may assign or transfer its or his rights or obligations under this Agreement without the prior written consent of the other party.

G.	No Waivers

Each party agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

H.	Captions.

 Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

I.	Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

J.	Notices

All notices required or permitted to be delivered under this Agreement shall be sent, if to you, to the attention of you, and if to the Company, to the attention of Andrew Reckles. All notices under this Agreement shall be sufficient if delivered by facsimile, electronic mail, or overnight courier. Any notice shall be deemed to have been given only upon actual receipt. Mailed notices shall be addressed as set forth below, or to such other name or address as may be given in writing to the other party.

To you:	Albert Valentin 8684 Franklin Drive Eagle Mountain, UT 84005

To the Company:	Legend Oil and Gas, Ltd. 555 North Point Center East, Ste. 410 Alpharetta, GA 30022 Attn: Andrew Reckles Email: andy@northpointep.com

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Please confirm the foregoing is in accordance with your understanding by signing and returning a copy of this Agreement.

Sincerely,

Legend Oil and Gas, Ltd.

By:	/s/
Name:	Andrew Reckles
Title:	CEO

Dated:

AGREED AND ACKNOWLEDGED:

Name:	Albert Valentin

Dated:

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